                                                                            CIBC WORLD MARKETS CORP.
[LOGO]                                                                      425 Lexington Avenue
                                                                            New York, NY 10017

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                               TRAVELNOW.COM INC.
                                       AT
                              $4.16 NET PER SHARE
                                       BY
                                  WONSUB, INC.
                          A WHOLLY-OWNED SUBSIDIARY OF
                        HOTEL RESERVATIONS NETWORK, INC.
        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRES AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 9, 2001, UNLESS THE OFFER IS EXTENDED.

                                                                January 12, 2001

To Brokers, Dealers, Commercial Bank, Trust Companies and Other Nominees:

    We have been engaged by Wonsub, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Hotel Reservations Network, Inc., a Delaware corporation ("HRN"), and HRN to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per shares (the "Shares"), of TravelNow.com Inc., a Delaware corporation (the "Company"), at $4.16 per Share, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase dated January 12, 2001 (as amended or supplemented from time to time, the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer").

    Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

    Enclosed herewith are the following documents:

    1.  The Offer to Purchase dated January 12, 2001;

    2.  The Company's Solicitation/Recommendation Statement on Schedule 14D-9;

    3. The Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

    4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5.  The Notice of Guaranteed Delivery with respect to Shares;

    6. The Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. A return envelope addressed to Mellon Investor Services LLC, the Depositary.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF THE COMPANY WHICH, TOGETHER WITH SHARES THEN OWNED BY HRN, REPRESENTS A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE DATE SUCH SHARES ARE PURCHASED PURSUANT TO THE OFFER (THE "MINIMUM CONDITION") AND THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS DESCRIBED IN SECTION 13 OF THIS OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED ON THE PURCHASER OBTAINING FINANCING.

    WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 9, 2001, UNLESS THE OFFER IS EXTENDED.

    The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 3, 2001, by and among the Company, HRN and the Purchaser. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, each issued and outstanding Share (other than Shares owned by the Company, HRN or the Purchaser or Shares that are held by stockholders exercising dissenters' rights under Delware law, if available) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest thereon, equal to the price paid for each Share pursuant to the Offer.

    The Board of Directors of the Company has determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders (other than HRN, the Purchaser or their affiliates and the Selling Stockholders (as defined in the Offer to Purchase)), has unanimously approved and declared advisable the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger, and unanimously recommends that the Company's stockholders (other than HRN the Purchaser or their affiliates and the Selling Stockholders (as defined in the Offer to Purchase)) accept the Offer and tender their Shares pursuant thereto, and approve and adopt the Merger Agreement.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by Mellon Investor Services LLC (the "Depositary") of (1) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offering to Purchase)) and (3) any other documents required by such Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT PURSUANT TO THE OFFER.

    Neither HRN nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager, as disclosed in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

    Questions and requests for assistance and requests for additional copies of the enclosed materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,
                                          CIBC WORLD MARKETS CORP.

Enclosures
    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON AS AN AGENT OF HRN, THE PURCHASER, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.